SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section240.14a-11(c) or
    Section240.14a-12

                               AVADO BRANDS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
        (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
        (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
        (5) Total fee paid:
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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1) Amount Previously Paid:
        ------------------------------------------------------------------------
        (2) Form, Schedule or Registration Statement No.:
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        (3) Filing Party:
        -----------------------------------------------------------------------
        (4) Date Filed:
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
                               AVADO BRANDS, INC.

                             Hancock at Washington
                             Madison, Georgia 30650
                                 (706)342-4552

                  NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 30, 2000

     The Annual Meeting of Shareholders of AVADO BRANDS, INC. (the "Company") will be held at the offices of the Company at Hancock at Washington, Madison, Georgia, on June 30, 2000, at 11:00 a.m. local time, for the following purposes:

     (1) To elect six members of the Board of Directors of the Company to hold office until the next Annual Meeting of Shareholders and until their successors are elected and have qualified;

     (2) To approve an amendment to the Company's Articles of Incorporation to effect a one-for-four reverse split of the Company's common stock;

     (3) To consider and act upon ratification of the appointment of KPMG LLP as the auditors of the Company for the current year; and

     (4) To transact such other business as may properly come before the Meeting or any adjournment thereof.




     Holders of Common Stock of record of the Company at the close of business on May 1, 2000 are the only shareholders entitled to notice of and to vote at the Meeting or any adjournment thereof.

                                            By Order of the Board of Directors,


                                            /s/ John G. McLeod, Jr.

                                            John G. McLeod, Jr.
                                            Secretary

Madison, Georgia
June 5, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU DO ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

                               AVADO BRANDS, INC.
                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 30, 2000

                              GENERAL INFORMATION

Shareholders Meeting

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Avado Brands, Inc. (the "Company") of proxies to be used at the Annual Meeting of Shareholders to be held at 11:00 a.m. local time on June 30, 2000 at the offices of the Company at Hancock at Washington, Madison, Georgia. This Proxy Statement was mailed to shareholders on approximately June 5, 2000.

Matters to be Acted Upon

     The following matters will be acted upon at the Annual Meeting:

     (1) The election of six members of the Board of Directors, each to serve a term of one year and until his successor is duly elected and has qualified;

     (2) To approve an amendment to the Company's Articles of Incorporation to effect a one-for-four reverse split of the Company's common stock;

     (3) Ratification of the selection of KPMG LLP as auditors of the Company for the current year; and

     (4) Such other business as may properly come before the Annual Meeting or any adjournment thereof.

Proxies and Voting

     The Board of Directors solicits all holders of the Common Stock of the Company to vote by marking, signing, dating and returning their proxies. Submitting a signed proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. A proxy may be revoked at any time before it is exercised by giving written notice of such revocation to the Secretary of the Company at the Company's principal executive office at Hancock at Washington, Madison, Georgia 30650. If a shareholder wishes to give a proxy to someone other than the Company's designees, he or she may cross out the names appearing on the enclosed proxy card, insert the name of such other person, and sign and give the card to that person for use at the meeting.

     Each holder of Common Stock of record at the close of business on May 1, 2000 is entitled to one vote for each share of Common Stock then held. At the close of business on that date, there were outstanding and entitled to vote 25,326,290 shares of Common Stock. A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is a quorum.

     When the enclosed proxy is properly signed and returned, the shares which it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instruction, the shares represented by a signed proxy will be voted in favor of the six nominees for election to the Board of Directors, in favor of the proposed amendment to the Company's Articles of Incorporation to effect a one-for-four reverse split of the Company's common stock; and in favor of the proposed ratification of the selection of auditors. Votes will be counted manually and abstentions and broker non-votes will not be counted. The Board of Directors does not know of any other business to be brought before the Annual Meeting, but it is intended that as to other business, if any, shares represented by a signed proxy will be voted in accordance with the judgment of the person or persons acting thereunder.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

Committees of the Board

     The responsibilities of certain committees of the Board of Directors are summarized below. The Board does not have a nominating committee or other committee serving a similar function. Action taken by any committee of the Board is reported to the Board of Directors, usually at its next meeting.

     Audit Committee. The Audit Committee is comprised of John L. Moorhead and Dr. Ruth G. Shaw, with Mr. Moorhead serving as Chairman. The Audit Committee reviews the independence, qualifications and activities of the Company's independent certified public accountants and the activities of the Company's accounting staff. The Audit Committee recommends to the Board the appointment of the independent certified public accountants and reviews and approves the Company's annual financial statements together with other financial reports and related matters. The Audit Committee is also responsible for the review of transactions between the Company and other entities in which a Company officer or director has a material interest. The Audit Committee met four times during 1999.

     In addition to its regular or special meetings, the Audit Committee established a policy in 1999 of conducting a quarterly conference call prior to the release of quarterly financial results. The Chairman of the Audit Committee and the Chief Financial Officer participate along with representatives of the Company's independent Accountants. Other members of the Board and management are invited to attend as their schedules permit. The Audit Committee held quarterly conference calls in each of the two quarters following establishment of the policy.

     Compensation and Human Resources Committee. The Compensation and Human Resource Committee is comprised of Dr. Ruth G. Shaw and John L. Moorhead, with Dr. Shaw serving as Chairperson. The Compensation Committee reviews and makes recommendations to the Board concerning officer salaries, bonus programs, stock options, benefits and other components of compensation. The Compensation and Human Resources Committee met four times during 1999 (see "Compensation and Human Resources Committee Report on Executive Compensation").

     Finance and Planning Committee. The Finance and Planning Committee ceased to operate as a committee of the Board in 1999. The full Board assumed all functions and responsibilities of this committee. The Finance and Planning Committee met two times during 1999.

Director Compensation

     Directors, who are not officers of the Company, receive an annual retainer of $20,000, plus $1,000 for each Board meeting attended, $1,000 for each committee meeting attended, $500 for each special meeting in which he or she participates by telephone and reimbursement of out-of-pocket expenses. Directors also receive an annual retainer of $3,000 for serving as chairperson of a Board committee.

     In 1999, the Committee recommended and the Board approved a temporary amendment to the outside director compensation plan, the effect of which was to eliminate the committee meeting fee and provide for a fee of $1,500 per committee meeting attended for the committee chairperson. Under the basic compensation plan as amended, described above, the Company's outside directors received total meeting fees and retainers of approximately $38,000 each in 1999.

     Directors may elect annually to defer receipt of their cash compensation, or any portion thereof, and receive credits of deferred stock units, pursuant to the Company's Outside Director Deferred Stock Unit Plan (see "Compensation and Human Resources Committee Report on Executive Compensation").

     The Board established a Special Committee in 1999 consisting of the Company's outside directors for the purpose of evaluating alternatives for the future ownership, financing and operation of the Company including a proposal involving the acquisition of the Company by certain members of management. The Company paid retainers and meeting fees to Dr. Shaw of $31,000 and Mr. Moorhead of $21,000 for their service on the Special Committee in 1999.

     The Special Committee retained the services of James W. Rowe, a former member of the Board of Directors of the Company, as an advisor to the Special Committee. Mr. Rowe received $5,000 per month for each of the first three months of service and $2,500 per month thereafter plus $1,000 per meeting attended and reimbursement of expenses. In 1999, the Company paid Mr. Rowe $14,000 for his service as advisor to the Special Committee.

     In addition to cash compensation, each outside director received stock option grants of 7,832 shares at the market price of the stock on the date of grant and vested at the rate of 33.3% per year for three years.

     Directors who are also officers of the Company do not receive any additional compensation for serving as directors.

Meeting of the Board of Directors

     During the fiscal year ended January 2, 2000, seven regularly scheduled meetings of the Board of Directors were held. Each director then in office attended at least 75% of the total of all meetings of the Board and of the Committees of the Board on which he or she served.

                       Proposal 1: ELECTIONS OF DIRECTORS

     The Company's Board of Directors presently consists of four directors. Effective May 18, 2000, Dr. Ruth G. Shaw resigned from the Board. In conjunction with Dr. Shaw's resignation, Robert Sroka was appointed to the Board. Three additional candidates have also been nominated for election to the Board including William V. Lapham, Emilio Alvarez-Recio and William P. McCormick. John
L. Moorhead will retire from the Board effective as of the date of the Annual Meeting.

     Unless otherwise directed, it is the intention of the persons named in the enclosed form of proxy to vote executed proxies in favor of the election of the six persons named below, and such proxies cannot be voted in favor of the election of a greater number of persons. Each person elected will serve until the next Annual Meeting of Shareholders and thereafter until his successor is elected and has qualified. Should any nominee become unavailable for election, an event which is not anticipated, the persons named in the proxy will have the right to use their discretion to vote for a substitute or substitutes or to vote only for the remaining nominees. Directors will be elected by a plurality of the votes cast in person or by proxy.

Nominees for Director

     Tom E. DuPree, Jr. founded the Company and has been Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in 1986. Mr. DuPree has been actively involved in developing and managing restaurants since 1978. He is a graduate of the Georgia Institute of Technology and holds a Master's degree in Accounting from Georgia State University. Mr. DuPree is 48 years old.

     Erich J. Booth became a director of the Company in June 1997. Mr. Booth has served as the Chief Financial Officer and Treasurer of the Company since 1991. In addition, in 1998 he became Acting Group President of the Company's Hops and McCormick & Schmick's brands. Before joining the Company, Mr. Booth had been Vice President of Finance of Dun & Bradstreet Software (formerly Management Science America, Inc.) since 1989. From 1984 to 1989, he served as Vice President and Chief Financial Officer of Ward White USA Holding, Inc., a diversified, United Kingdom-based parent, specialty retailer. Mr. Booth, a Certified Public Accountant, worked from 1973 to 1984 for Peat, Marwick, Mitchell & Co. He is a graduate of the University of North Carolina at Greensboro. Mr. Booth is 51 years old.

     William P. McCormick is Chairman of the Company's McCormick & Schmick's brand which he founded in 1974. From 1967 to 1974, he was a partner in the Refractory Steak House chain of restaurants. Mr. McCormick also serves on the executive committee of the National Restaurant Association Board of Directors. He is a graduate of Boston University. Mr. McCormick is 60 years old.

     Robert Sroka is Managing Partner of Lighthouse Holdings, LLC, a private investment and business consulting company. From 1994 to 1998, Mr. Sroka served as Managing Director of Investment Banking - Mergers and Acquisitions for J.P. Morgan. From 1983 to 1998, he was employed by J.P. Morgan & Company, Inc., focusing on corporate finance, investment banking and mergers and acquisitions. Mr. Sroka is a graduate of the State University of New York at Buffalo and holds a Master's degree from New York University. He is a director of Sypris Solutions, Inc. Mr. Sroka is 51 years old.

     William V. Lapham was associated with Ernst & Young LLP from 1962 until his retirement in 1998, having served as a partner for 26 years. Mr. Lapham served for seven years as global senior partner responsible for all Ernst & Young LLP services to The Coca-Cola Company and as a member of Ernst & Young's International Council for eight years ending in December 1997. He served as acting Chief Financial Officer of Uptons, a division of American Retail Group, from January 1999 to June 1999 and is a director of Life Point Hospitals, Inc. and Renal Care Group, Inc. He is a graduate of Texas Tech University and holds a Master's degree from Ohio University. Mr. Lapham is 61 years old.

     Emilio Alvarez-Recio is vice president of worldwide advertising for Colgate-Palmolive Company, a position he has held since 1992. Since joining Colgate-Palmolive in 1967, he has held various positions of increasing responsibility. From 1990 to 1992, he was vice president and division - general manager responsible for joint ventures and operations in Middle East/Central Asia. Mr.Recio was vice president worldwide personal care products including acquisitions and special USA projects from 1985 to 1990. In addition, he was divisional president - North American Division from 1981 to 1985. Prior to joining Colgate-Palmolive, Mr. Recio was employed by Richardson - Vick. He is a former director of Colgate-Palmolive Canada and National Westminster Bank - USA and is a graduate of Havana University. Mr. Recio is 62 years old.

     There are no family relationships among the Company's executive officers and directors.

Executive Officers

     In addition to the executive officers named above, the following persons also serve as executive officers of the Company.

     John G. McLeod, Jr. has served as Senior Vice President of Human Resources since 1992, Vice President of Human Resources from 1987 to 1992, and a director and Secretary of the Company since its formation in 1986. Mr. McLeod rotated off the Board of Directors in December 1997, but continues to serve as Corporate Secretary and Senior Vice President of Human Resources. From 1983 to 1987, Mr. McLeod was the Personnel Director of a predecessor of the Company. He is a graduate of Wofford College. Mr. McLeod is 56 years old.

     Margaret E. Waldrep was elected to the position of Chief Administrative Officer of the Company in May 1997. In addition, in 1998 she became Acting Group President of the Company's Don Pablo's and Canyon Cafe brands. Ms. Waldrep joined the Company in 1985. From 1978 to 1985, Ms. Waldrep was a long-range planner with the Greenville Planning Commission in Greenville, S.C. She earned a Bachelor's degree in Political Science in 1977 and a Master's degree in City and Regional Planning in 1979 from Clemson University in Clemson, S.C. Ms. Waldrep is 44 years old.

     Officers of the Company serve at the pleasure of the Board of Directors. The term of office for each director of the Company ends at the next annual meeting of the Company's shareholders or when his or her successor is elected and has qualified.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table summarizes the compensation paid or accrued by the Company for services rendered during the years indicated to the Chief Executive Officer and the four most highly compensated executive officers, other than the Chief Executive Officer. The Company did not grant any stock appreciation rights or make any long-term incentive plan payouts during the years indicated. In
1999,  the  Company's  Compensation  and Human  Resources  Committee  approved a
Management Severance Plan that provides severance benefits to any named executive officer, in addition to certain other management employees, whose employment is terminated within one year of and due to a change in control of the Company. The amount of severance payment depends on the participant's position in the Company and is calculated as a multiple of base salary. No benefits were paid pursuant to this plan in 1999.


                                                                            Long-Term
                                                                          Compensation
                                                                   ---------------------------
                                          Annual Compensation        Restricted   Securities     All Other
                                          --------------------         Stock      Underlying   Compensation
   Name and Principal Position    Year  Salary($)(1)   Bonus($)(2)     Awards     Options (#)     ($)(3)
--------------------------------- ---- -------------  ------------ ------------- ------------- ------------
Tom E. DuPree, Jr.                1999     525,000       255,398           -       805,594         397,744
Chairman and Chief Executive      1998     525,000       269,600           -             -         265,762
Officer                           1997     425,000             -           -             -         195,470

Erich J. Booth                    1999     335,000       118,977           -       112,447           1,744
Chief Financial Officer and       1998     245,000       141,000           -             -           5,226
Treasurer                         1997     230,000             -           -        10,125           4,600

Margaret E. Waldrep               1999     335,000        83,045           -       112,448           1,744
Chief Administrative Officer      1998     220,000        82,950           -             -           5,226
                                  1997     171,291             -           -         6,835           3,426

Louis J. Profumo  (4)             1999     240,000        64,261           -        33,566           1,744
Chief Accounting Officer          1998     259,965        45,740           -             -           5,226
                                  1997     111,635             -      72,500        65,000               -

John G.  McLeod,  Jr.             1999     126,000        67,045           -        17,622           1,744
Senior Vice President of Human    1998     120,000        82,950           -             -           3,919
Resources and Secretary           1997     120,000             -           -             -           2,400

     (1) 1999 salary amounts for Mr. Booth and Ms. Waldrep reflect the additional responsibilities of Acting Group President of the Hops and McCormick & Schmicks's brands and Acting Group President of the Don Pablo's and Canyon Cafe brands, respectively.

     (2) Amounts shown in the Bonus column for 1999 consist primarily of payments to the named executive officers pursuant to the Company's Special Transition Bonus Plan which was instituted in connection with the divestiture of the Applebee's brand which was completed in 1999.

     (3) Except for Mr. DuPree, the amounts shown in this column consist of contributions by the Company to its 401(k) savings plan on behalf of the named executive officers, and the fair market value of shares of Common Stock allocated to the executive officer's account pursuant to the Company's Employee Stock Ownership Plan and Trust ("ESOP"). Mr. DuPree does not participate in either the ESOP or the 401(k) plan. The amount shown in this column for Mr. DuPree includes $397,744 reflecting the current dollar value of the benefit to Mr. DuPree of the unreimbursed portion of the premiums paid by the Company with respect to a split-dollar insurance agreement (See "Certain Relationships and Related Transactions" below for a description of such agreement), which benefit was determined by calculating the time value of money (using the Company's 1999 weighted average borrowing rate of 9.54%) of the unreimbursed portion of the premiums paid by the Company for the period ended January 2, 2000.

     (4) Mr. Profumo ended his employment with the Company in March 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning options granted during the fiscal year ended January 2, 2000, under the Company's 1995 Stock Incentive Plan to the executives named in the Summary Compensation Table:

                                            Individual Grants
                                   --------------------------------
                                                     Percentage of
                                      Number of      Total Options
                                     Securities       Granted to     Exercise or                 Grant Date
                                     underlying      Employees in    Base Price    Expiration     Present
           Name                    Options Granted       1999         ($/share)       Date        Value($)(1)
--------------------------------- ----------------- --------------- ------------- ------------- --------------
Tom E. DuPree, Jr.                     600,000           40.3%          9.29        05/04/09       3,498,000
Tom E. DuPree, Jr.                     205,594           13.8%          9.70        01/04/09       1,252,067
Erich J. Booth                         112,447            7.6%          8.94        01/04/09         630,828
Margaret E. Waldrep                    112,448            7.6%          8.94        01/04/09         630,833
Louis J. Profumo                        33,566            2.3%          8.94        01/04/09         188,305
John G. McLeod, Jr.                     17,622            1.2%          8.94        01/04/09          98,859

     (1) Grant date present value was determined using the Black-Scholes option-pricing model with the following assumptions: dividend yield 1.39%, volatility 70%, risk-free interest rate 6.5% and an expected option life of 6.5 years.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the value of unexercised options as of January 2, 2000 held by the executives named in the Summary Compensation Table. No options were exercised during the fiscal year ended January 2, 2000 by the executives named in the summary compensation table and no stock appreciation rights were outstanding during fiscal 1999.

                                                                 Number of Shares        Value of Unexercised
                                                              Underlying Unexercised         In-the-Money
                                    Shares                         Options at                 Options at
                                   Acquired                     January 2, 2000            January 2, 2000
                                      on          Value     -------------------------- --------------------------
      Name                        Exercise(#)   Realized($) Exercisable/Unexercisable  Exercisable/Unexercisable
------------------------------- -------------- ------------ -------------------------- --------------------------
Tom E. DuPree, Jr.                     -             -          46,305 / 959,005                - / -
Erich J. Booth                         -             -          18,143 / 179,304                - / -
Margaret E. Waldrep                    -             -          15,266 / 167,182                - / -
Louis J. Profumo                       -             -               - /  98,566                - / -
John G. McLeod, Jr.                    -             -               - /  17,622                - / -

Comparison of Five-Year
Cumulative Shareholder Return

     The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard and Poor's 500 Stock Index and Nation's Restaurant News Stock Index, for a period of five years commencing December 31, 1994 and ending January 2, 2000. The graph assumes that $100 was invested on December 31, 1994, in Company Common Stock, Standard and Poor's 500 Stock Index and the Nations Restaurant News Stock Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC


 YEAR       AVADO BRANDS, INC.      NATIONS RESTAURANT NEWS(1)      S&P 500
------      ------------------      --------------------------      -------
  94              100                          100                    100
  95              163                          141                    138
  96              103                          142                    169
  97              102                          148                    226
  98               64                          198                    292
  99               33                          185                    354

----------------------

     (1)Does not reflect dividend reinvestment, which management of the Company believes to be immaterial.

     Compensation and Human Resources Committee Report on Executive Compensation

Committee Responsibilities

     The Compensation and Human Resources Committee (the "Committee") of the Board of Directors (the "Board") is charged with the responsibility of reviewing and making recommendations to the Board concerning the salaries, bonus programs, stock options, benefits and other components of compensation of the Chief Executive Officer, all other elected corporate officers with individual base salaries of $200,000 or more, and of brand presidents. The Committee has the additional responsibilities of reviewing, monitoring and making recommendations to the Board concerning the Company's career development and succession planning programs, diversity initiatives, employee relations programs and qualified retirement plans. The Committee met four times in 1999. All of the members of the Committee are independent, non-management directors.

Committee Philosophy

     The Committee focuses on three primary objectives in determining the type and amount of executive compensation: to attract and retain superior talent; to motivate executives to achieve above average performance targets; and to align the interests of management with that of the shareholders for the long term.

     In 1998, the Committee retained the services of Watson Wyatt Worldwide as a consultant to review and make recommendations to the Committee on the Company's executive compensation programs. As a result of this effort, the Committee adopted new Short and Long-Term Incentive Plans and a Supplemental Deferred Compensation Plan for implementation in 1999. Thus, the primary components of executive compensation are base salaries, annual bonuses based on the Company's Short-Term Incentive Plan ("STIP"), and long term incentives based on the Company's Long-Term Incentive Plan ("LTIP"). Executives are eligible to participate in various benefit plans, including the Supplemental Deferred Compensation Plan, on the same basis as other employees of the Company.

Base Salaries

     Salary recommendations are based on both internal and external factors for determining competitive executive salary levels. External factors include compensation survey data for executives in companies of similar size, industry and growth rate as the Company, as well as general industry surveys of executive compensation. The Committee utilized the services of Watson Wyatt Worldwide as consultants to the Committee in analyzing and researching salary survey data and determining competitive salary ranges for the Chairman and CEO and other executive officers of the Company. Internal factors affecting executive salaries include individual performance, employee length of service and overall Company performance. Based on these factors, weighted subjectively by the Committee, base salaries for 1999 were generally set at levels the Committee believes are competitive with those of similarly situated executives at comparable companies.

Bonuses

     Pursuant to the Company's Short-Term Incentive Plan, the Committee's objective in 1999 was to target cash bonuses at a percentage of base salary that motivates the executive to achieve Company goals and is competitive within the industry. To accomplish this objective, guidelines for determining the percentage that bonuses bear to base salaries were established at 50% - 70% for corporate officers, 40% - 60% for corporate vice-presidents, and 50% - 60% for brand presidents. To qualify for bonus, the Company's annual operating income targets must be met. Once the operating income target is met, the bonus paid is based 60% on the operating income target and 40% on the sales goal at the beginning of the fiscal year. The plan allows for partial bonus payments below plan and additional bonus for above plan results. No bonuses were paid under this plan in 1999.

     In 1998, the Committee adopted a Special Transition Bonus Plan for employees covered by the 1997 Executive Bonus Plan. Payments under this plan were based on the successful divestiture of the Company's Applebee's Division. In addition, the Committee approved a special Fourth Quarter, 1998 Bonus Plan for employees covered by the 1998 Executive Bonus Plan and based on the Company's operating income above plan for the Fourth Quarter, 1998. The Company paid bonuses pursuant to these plans in 1999 to executive officers as described in the summary compensation table under the caption "Compensation of Executive Officers."

Long-Term Incentive Plan

     As mentioned above, the Company implemented a new LTIP in 1999. This plan provides for both stock option grants and long-term cash bonuses for which employees are eligible in various percentages depending on the employees' positions and areas of responsibility with the Company. For example, eligible corporate employees receive 100% of their long-term incentive as stock options, while brand presidents are eligible for 50% of their long term incentive in stock options and 50% in cash. All stock options under the plan are granted at the market price of the stock on the date of grant, and vested at the rate of
33.3 % per year for three years. Option terms are ten years. The cash portion of the LTIP is earned in rolling three-year performance cycles and is based on each brand's net operating profit after taxes in excess of its cost of capital (economic profit) as compared to the three year plan. The cash portion of the LTIP is paid following the end of year three of the performance cycle. No cash bonuses were paid under the LTIP in 1999. Stock option grants to named executives under the LTIP are shown in the table entitled "Option Grants in Last Fiscal Year."

Management Severance Plan

     In 1999, the Committee approved a Management Severance Plan that provides severance benefits for eligible management employees whose employment is terminated within one year of, and due to, a change-in-control of the Company. All management employees who are participants in the 2000 LTIP are eligible for a lump sum payment payable not less than 30 days after termination of the participant's employment within 12 months of, and due to, a change-in-control as it is defined in the plan. The amount of the severance payment depends on the participant's position in the Company and is calculated as a multiple of base salary. No benefits were paid pursuant to this plan in 1999.

Compensation of the Chairman and Chief Executive Officer

     The compensation of the Chairman and Chief Executive Officer of the Company was determined based on the salary, bonuses and LTIP plans described above. In 1999, the Chairman and Chief Executive Officer also received a one-time performance grant of 600,000 stock options at the market price of the Company's stock on the date of grant. Vesting is contingent upon the Company's achieving its three year sales and earning's targets, but in no case sooner than three years or later than seven years from the date of grant. (See tables entitled "Options Grants in Last Fiscal year" and "Compensation of Executive Officers.")

Director Compensation

     In 1999, the Committee recommended, and the Board approved, a temporary amendment to the outside director compensation schedule as it is described in the section of this proxy entitled "Information About The Board of Directors." This change was implemented following the retirement of Thomas R. Williams from the Board, which left the Board with two outside directors. The effect of this change was to eliminate the committee meeting fee and pay the committee chairs a fee of $1,500 per committee meeting attended and chaired.

     Mr. Moorhead participated in the Outside Director Deferred Stock Unit Plan in 1999. The plan allows outside directors to defer receipt of all or any portion of their retainers and/or meeting fees and receive deferred stock units that are convertible to shares of Company stock upon termination of a director's board service. At December 31, 1999, 1,174 deferred stock units were credited to Mr. Moorhead's account in this plan. (See "Voting Securities and Principal Holders Thereof.")

     On November 9, 1999, the Board appointed a Special Committee of the Board to explore alternatives for the future ownership, financing and operation of the Company. Compensation paid to members of the Special Committee is explained in the section entitled "Information About The Board of Directors."

Other Information

     Section 162(m) of the Internal Revenue Code limits the Company's ability to deduct certain compensation (including compensation resulting from the exercise of nonqualified stock options) in excess of $1,000,000 for any taxable year paid to any of its executive officers. To the extent it is reasonably able to do so and as one of the factors considered in compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. The Committee intends to retain the deductibility of compensation pursuant to Section 162(m), but it reserves the right to provide non-deductible compensation if it determines that such action is in the best interest of the Company and its shareholders. No executive officer of the Company received compensation in excess of $1,000,000 in 1999.

Report submitted March 31, 2000.

By:      Dr. Ruth G. Shaw, Chairperson
         John L. Moorhead

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 28, 2000 by (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director and executive officer of the Company and (iii) all executive officers and directors of the Company as a group.

                                                       Shares Beneficially
                                                            Owned(1)(2)
                                                 -------------------------------
                 Name                                Number           Percent
     ------------------------------------------  ---------------  --------------
      Tom E. DuPree, Jr. (3)...................     7,982,855            31.5%
      John G. McLeod, Jr. (4)..................       258,448             *
      Erich J. Booth (5).......................        68,254             *
      Margaret E. Waldrep (6)..................        51,318             *
      Louis J. Profumo (7).....................         7,357             *
      Dr. Ruth G. Shaw (8).....................         4,000             *
      John L. Moorhead (9).....................         1,249             *

      State of Wisconsin Investment Board (10).     3,786,000            15.0%
      All directors and executive officers
          as a group (7 persons)(11)...........     8,193,388            32.3%

     Mr. DuPree and the State of Wisconsin Investment Board are the only shareholders known by the Company to be the beneficial owners of more than 5% of the Company's Common Stock. Mr. DuPree's address is Hancock at Washington, Madison, Georgia 30650. The address of the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707.
---------------------------------------------
   *Less than one percent.

     (1) The named shareholders have sole voting and investing power with respect to all shares shown as being beneficially owned by them except with respect to the shares owned by the Company's Employee Stock Ownership Plan and Trust ("ESOP"). Each participant in the ESOP has the right to direct voting of all shares allocated to his account on all matters. Power to direct the investment of shares held by the ESOP presently rests with the Company's Employee Benefit Committee, whose members are Messrs. DuPree and McLeod; however, each ESOP participant, age 55 and with 10 years of service, may elect to direct the investment of 25% of shares allocated to his account.

     (2) Except as indicated below, does not include shares issuable upon exercise of stock options.

     (3) Includes 645,812 shares held by various Foundations, Partnerships and Trusts of which Mr. Dupree's wife is the sole trustee. Includes 232,500 shares held by DuPree Holdings, LLC. Includes 46,305 shares which Mr. DuPree has the right to acquire within 60 days upon the exercise of stock options at an average exercise price of $20.39. Includes 171,631 shares held by the ESOP which are allocated to other employees and for which Mr. DuPree has shared investment power. See Footnote (1) above. Mr. DuPree is the Chairman of the Board of Directors and Chief Executive Officer of the Company.

     (4) Includes 11,477 shares held by the ESOP which are vested and allocated to Mr. McLeod and 160,154 shares held by the ESOP which are allocated to other employees and for which Mr. McLeod has shared investment power. See Footnote (1) above. Also includes 1,962 shares held in the Avado Brands, Inc. Supplemental Deferred Compensation Plan. Mr. McLeod is the Senior Vice President of Human Resources and the Secretary of the Company.

     (5) Includes 1,166 shares held by the ESOP which are vested and allocated to Mr. Booth. Includes 18,143 shares which Mr. Booth has the right to acquire within 60 days upon the exercise of stock options at an average exercise price of $19.64. Mr. Booth is Chief Financial Officer and Treasurer and a Director of the Company.

     (6) Includes 7,296 shares held by the ESOP which are vested and allocated to Ms. Waldrep. Includes 15,266 shares which Ms. Waldrep has the right to acquire within 60 days upon the exercise of stock options at an average exercise price of $20.00. Ms. Waldrep is Chief Administrative Officer of the Company.

     (7) Includes 3,000 shares held under a Restricted Stock Agreement. Also includes 1,357 shares held in the Avado Brands, Inc. Supplemental Deferred Compensation Plan. Does not include 264 shares held by the ESOP which are allocated to Mr. Profumo but are unvested. Mr. Profumo is the former Senior Vice President of Finance and Chief Accounting Officer of the Company.

     (8) Includes 2,000 shares which Dr. Shaw has the right to acquire within 60 days upon the exercise of stock options at an average exercise price of $21.25. Dr. Shaw is a former director of the Company.

     (9) Includes 1,174 deferred stock units credited to Mr. Moorhead's account in the Company's Outside Director Deferred Stock Unit Plan, which are convertible to shares of common stock upon termination of Board service. Mr. Moorhead is a director of the Company.

     (10) Based on a Form 13G/A dated January 26, 2000, filed by the State of Wisconsin Investment Board.

     (11) Includes 81,714 shares which the officers and directors have the right to acquire within 60 days upon the exercise of stock options at an average exercise price of $20.13 per share, 20,203 shares held by the ESOP which are vested and allocated to executive officers, and 151,428 shares held by the ESOP which are unvested or allocated to other employees. See Footnote (1) above.

                 Certain Relationships and Related Transactions

     In March 1995, the Company entered into a Split Dollar Insurance Agreement (the "Agreement") with The DuPree Insurance Trust (the "Trust") whereby the Company agreed to make premium payments on certain life insurance policies of which the Trust is the owner and beneficiary. These policies provide a total of $50 million in death proceeds payable upon death of the survivor of Tom E. DuPree, Jr., and his wife. The devisees under the wills of Mr. DuPree and his wife are the beneficiaries of the Trust.

     The Trust has agreed to reimburse the Company on an annual basis for that portion of the premiums which equals the current value of the economic benefit, as defined by the Internal Revenue Service, attributable to the life insurance protection provided. The premiums due under the policies total $850,000 per year. Reimbursements for the current value of the economic benefit attributable to the life insurance provided in fiscal 1999 totaled $2,847. There were no reimbursements due to the Company from the Trust at January 2, 2000.

     The Company or the Trust can cancel the Agreement at any time. Upon cancellation, the Trust is obligated to repay the Company an amount equal to the lesser of either the cash surrender value of the policies or the total amount of unreimbursed premiums paid by the Company. Upon receipt of the death proceeds under the policies, the Trust is required to repay the Company for all unreimbursed premium payments. The policies have been assigned to the Company to secure the repayment obligations of the Trust.

     At January 2, 2000 and January 3, 1999, the Company held three notes receivable from Tom E. DuPree, Jr., the Chairman of the Board and Chief Executive Officer of the Company, totaling $7,851,500. These notes are due in November and December of 2000, or earlier upon demand of the Company, and bear interest at 7.0% per annum with interest payable at maturity. In addition, the Company held notes receivable from Erich J. Booth, Chief Financial Officer and Treasurer, totaling $107,000 and from Margaret E. Waldrep, Chief Administrative Officer, totaling $41,500. These notes are due on June 30, 2000 and bear interest at 9.84% with interest payment due at maturity. The Company also holds an additional note receivable from Mr. DuPree in the amount of $3,000,000 due on June 30, 2000, bearing interest at 9.84% per annum and secured by real estate owned by Mr. DuPree.

       Proposal 2: AMENDMENT TO EFFECT A ONE-FOR-FOUR REVERSE STOCK SPLIT

General

     The Company's Board of Directors has approved, and recommends that shareholders approve, an amendment to Article Two of the Company's Articles of Incorporation to effect a reverse stock split of the Common Stock, $0.01 par value, of the Company at the ratio of one for four (the "Reverse Split"). If the Reverse Split is approved by the shareholders, the Articles of Incorporation will be amended as described herein and as set forth in the form of Articles of Amendment of Avado Brands, Inc. attached hereto as Exhibit A (the "Amendment"). The effective date of the Reverse Split will be the date on which the Amendment is filed with the Secretary of State of the State of Georgia (the "Effective Date"). The Board may make any changes to the Amendment that it deems necessary or appropriate in order to cause the Amendment to be accepted for filing with the Georgia Secretary of State and to give effect to the Reverse Split. The Reverse Split may be abandoned by the Board of Directors, without further action by the shareholders, at any time before or after the Annual Meeting and prior to the next Annual Meeting if for any reason the Board deems it advisable to do so. Presently, the Board and management of the Company intend to effect the Reverse Split as soon as practicable subsequent to receiving the requisite shareholder approval. The Company expects to notify shareholders of the effectiveness of the Reverse Split by press release.

Purpose for the Reverse Split

     The Company's Common Stock is currently listed on the Nasdaq National Market. In order for the Common Stock to continue to be eligible for listing on the Nasdaq National Market, the Stock must have a minimum bid price of $5.00 per share. The Common Stock is currently trading at slightly less than $2.00. The Board believes the Reverse Split represents the best alternative available to the Company to meet the Nasdaq National Market continued listing requirement with respect to minimum bid price. If the Common Stock price does not regain compliance with the minimum bid price requirement, and the Company fails to implement available alternatives, including failing to make an application for listing on the Nasdaq SmallCap Market, the Common Stock may be de-listed from the Nasdaq National Market. Such an event could adversely impact the liquidity of the Common Stock.

     The Board also believes the Reverse Split could result in a broader market for the Common Stock. The stock has traded for some period below $5.00 per share. Many institutional investors are reluctant or unable due to investment restrictions to invest in companies whose stock trades at less than $5.00 per share. Many stockbrokers are subject to internal restrictions on their ability to recommend stocks trading at less than $5.00 per share. The Common Stock price increase expected to result from the Reverse Split may relieve, to some extent, the effect of such limitations on the market for the Common Stock. The expected increase in trading price may also encourage interest and trading in the Common Stock and possibly promote greater liquidity for the Company's shareholders.

Effects of the Reverse Split

     The Company has authorized capital shares consisting of 75,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. If effected, the Reverse Split will reduce the number of issued and outstanding shares of Common Stock from 25,326,290 as of the record date to approximately 6,331,572 shares as of the Effective Date. In conjunction with the Reverse Split, the number of authorized shares of Common Stock will be reduced by a ratio of one for three to 25,000,000 shares. The $0.01 par value of the Common Stock will not be affected. The Reverse Split will also have no effect on the Company's Preferred Stock, of which no shares are issued and outstanding.

     The Reverse Split will not affect any shareholders' proportionate equity interest or proportional voting power in the Company, except for those shareholders who will receive cash in lieu of fractional shares, as discussed below. None of the current rights of holders of the Company's Common Stock, holders of options to purchase Common Stock or participants in the Company's
Employee  Stock Purchase Plan,  Employee  Stock  Ownership Plan or  Supplemental

Deferred Compensation Plan will be affected by the Reverse Split. As of the record date, in addition to the 25,326,290 shares of Common Stock outstanding, the Company has an aggregate of approximately 6.0 million shares reserved for the granting of stock options under the Company's stock option plans of which approximately 1.8 million shares have been granted and exercised. Options to purchase approximately 4.2 million shares were outstanding as of the record date. The Company's stock option plans include provisions for adjustment in the number of shares covered thereby and adjustment of the exercise prices thereof, in the event of a reverse stock split. If the Reverse Split is approved, the number of options outstanding would be reduced to approximately 1.05 million.

     The reduction in the number of issued and outstanding shares of Common Stock to result from the Reverse Split is expected to increase the market price of the Common Stock to a level above the current market trading price. While the Board believes that the shares of Common Stock will trade at higher prices than those which have prevailed in the recent past, there can be no assurance that such increase in the trading price will occur or, if it does occur, that it will equal or exceed the direct arithmetical result of the Reverse Split due to numerous factors and contingencies which could affect such price.

Cash Payment in Lieu of Fractional Shares

     In lieu of issuing fractional shares resulting from the Reverse Split, the Company will redeem all fractional shares for cash. Each outstanding share of Common Stock held on the Effective Date of the Reverse Split will be valued at a price per share ("Market Price") equal to the closing bid price of the Common Stock on the trading day immediately preceding the Effective Date, as reported on the Nasdaq Stock Market. No brokerage commission will be payable by holders who receive cash in lieu of fractional shares. The Company will not issue certificates representing fractional shares and will pay the Market Price to redeem fractional shares resulting from the Reverse Split upon presentation to the Company's transfer agent of the certificates representing such shares. The holders of Common Stock prior to the Reverse Split will not have the right to offer to the Company for cash redemption any shares other than fractional shares resulting from the Reverse Split.

Procedure for Implementing the Reverse Split

     As soon as practicable after the Effective Date, the Company will send letters of transmittal to all shareholders of record on the Effective Date for use in transmitting stock certificates ("Old Certificates") to the transfer agent (SunTrust Bank), who will act as the exchange agent. Upon proper completion and execution of the letter of transmittal and return thereof to the transfer agent, together with the Old Certificates, each shareholder who holds of record fewer than four shares on the Effective Date will receive cash in the amount to which he or she is entitled. Holders of record of four or more shares on the Effective Date will receive new certificates ("New Certificates") representing the number of whole shares of Common Stock into which their shares of Common Stock have been converted as a result of the Reverse Split. Holders of record of four or more shares on the Effective Date whose shares are not evenly divisible by four will receive cash in the amount to which they are entitled in lieu of any fractional shares. Until a shareholder forwards a completed letter of transmittal, together with the Old Certificates to the exchange agent and receives in return a New Certificate, such shareholders' Common Stock shall be deemed equal to the number of whole shares of Common Stock to which such shareholder is entitled as a result of the Reverse Split. Old Certificates should not be sent to the Company or the exchange agent before receipt of the letter of transmittal from the Company.

Federal Income Tax Consequences

     The following is a summary of the material anticipated federal income tax consequences of the Reverse Split to shareholders of the Company. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, regulations and proposed regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. The federal income tax consequences of the Reverse Split will vary among shareholders depending upon whether they receive (i) solely cash for their shares, (ii) solely New Certificates, or (iii) New Certificates plus cash for fractional shares, in exchange for Old Certificates. No ruling from the Internal Revenue Service nor opinion of counsel will be sought or obtained regarding the federal income tax consequences to the shareholders of the Company as a result of the Reverse Split. Accordingly, each shareholder is encouraged to consult such shareholder's own tax advisor regarding the specific tax consequences of the Reverse Split to such shareholder. However, the Company believes that because the Reverse Split is not part of a plan to periodically increase shareholders' proportionate interest in the assets or earnings and profits of the Company, and because the cash payment in lieu of fractional shares represents a mechanical rounding rather than separately bargained for consideration, the proposed Reverse Split will have the following federal income tax effects:

     1). A shareholder will not recognize taxable gain or loss on the receipt of New Certificates in exchange for Old Certificates in the Reverse Split. In the aggregate, the shareholder's basis in the Common Stock represented by New Certificates will equal his or her basis in the shares of Common Stock represented by Old Certificates exchanged therefor (but not including the basis of any shares of Common Stock represented by Old Certificates to which a fractional share interest in Common Stock represented by a New Certificate is attributable), and such shareholder's holding period for the New Certificates will include the holding period for the Old Certificates therefor if the shares of Common Stock represented by such certificates are capital assets in the hands of such shareholder.

     2). To the extent that a shareholder receives cash in the Reverse Split in lieu of the issuance of a fractional share by the Company (whether or not in addition to receiving New Certificates in exchange for Old Certificates), such shareholder will generally be treated as having received a fractional interest in a share of Common Stock represented by a new Certificate which is then redeemed by the Company. Such shareholder generally will recognize taxable gain or loss, as the case may be, equal to the difference, if any, between the amount of cash received and such shareholders' aggregate basis in the pre-Reverse Split share of Common Stock to which such fractional share interest is attributable. If such shares are a capital asset in the hands of such shareholder, the gain or loss will be long-term gain or loss if the shares were held for more than one year.

     3). The Company believes that the proposed Reverse Split will qualify as a "recapitalization" under Section 368(a)(1)(E) of the Code. As a result, the Company will not recognize any gain or loss as a result of the proposed Reverse Split.

     The affirmative vote of the holders of a majority of the shares voted on the matter is required to approve the Reverse Split.

  The Board of Directors recommends a vote "For" approval of the Reverse Split.

         Proposal 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of KPMG LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2000, subject to ratification of this appointment by the shareholders of the Company. KPMG LLP has served as independent auditors of the Company and a predecessor of the Company since 1985 and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. One or more representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the shares voted on the matter is required to ratify the selection of auditors. If the shareholders should not ratify the appointment of KPMG LLP, the Board of Directors will reconsider the appointment.

     The Board of Directors recommends a vote "For" ratification of selection of the auditors.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, officers, directors and beneficial owners of more than ten percent of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission reporting their beneficial ownership of the Common Stock at the time that they become subject to the reporting requirements and changes in beneficial ownership occurring thereafter. Based on a review of reports submitted to the Company and written representations from persons known to the Company to be subject to these reporting requirements, the Company believes that all such reports due in 1999 were filed on a timely basis with the exception that the Company filed a Form 4 on behalf of each Messrs. DuPree, McLeod, Booth, Profumo, and Ms. Waldrep, approximately one month late. Each of these forms related solely to the granting of stock options pursuant to the Company's 1995 Stock Incentive Plan and were filed late as a result of the timing of grant approval by the Company's Compensation and Human Resources Committee.


                             FORM 10-K ANNUAL REPORT

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY SHAREHOLDER, UPON WRITTEN REQUEST TO THE CHIEF FINANCIAL OFFICER, AVADO BRANDS, INC., HANCOCK AT WASHINGTON, MADISON, GEORGIA 30650.


                              COST OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. Officers, directors and employees of the Company may solicit proxies in person or by telephone, telegraph or other means of communication, for which no special compensation will be paid. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of the Common Stock, and such persons will be reimbursed for their reasonable expenses.


                              SHAREHOLDER PROPOSALS

     No proposals by non-management shareholders have been presented for consideration at the Annual Meeting. The Company expects that its 2001 Annual Meeting will occur during May 2001. Any proposals by non-management shareholders intended for presentation at the 2001 Annual Meeting must be received by the Company at its principal executive offices, attention of the Secretary, not later than November 23, 2000, in order to be included in the proxy material for that Meeting. The Company must be notified not later than February 8, 2001 of any shareholder proposal that was not submitted earlier for inclusion in the proxy materials, but is intended to be presented for action at the meeting, or else proxies solicited by the Company for that meeting may be voted on such proposal at the discretion of the person or persons holding those proxies.


                                  OTHER MATTERS

     Management of the Company is not aware of any other matters that may come before the Annual Meeting of Shareholders. However, as to any such matters, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgement.

Madison, Georgia
June 5, 2000

                                    EXHIBIT A

                              ARTICLES OF AMENDMENT
                                       OF
                               AVADO BRANDS, INC.

         1.   The name of the corporation is Avado Brands, Inc.

         2.   The Articles of Incorporation shall be amended as follows:

              Article Two shall be amended to provide that the corporation shall have the authority, exercisable by its Board of Directors, to issue up to 25,000,000 shares of voting common stock, $0.01 par value per share. Effective with this amendment (i) all shares of common stock issued and outstanding shall be reduced and reconstituted so that for every four shares outstanding the holder thereof shall hereafter hold one share, (ii) all fractional shares that otherwise would be created pursuant to the reverse stock split or combination will instead represent the right to be paid cash at a price per share equal to the closing bid price of the common stock on the trading day immediately preceding the effective date of this amendment, as reported on the Nasdaq Stock Market, and (iii) each outstanding certificate representing shares prior to this amendment shall be deemed to represent hereafter the number of shares which is one-fourth of the number of shares listed on such certificate prior to this amendment, less any fractional shares produced by such quotient, and the right to cash payment for such fractional shares as provided in (ii) above.

         3. The Amendment shall become effective upon the filing of these Articles of Amendment in the Office of the Secretary of State of the State of Georgia.

         4. The undersigned officer of the Corporation hereby acknowledges that the foregoing is the act and deed of the Corporation and that the facts stated herein are true.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be duly executed and acknowledged as of _______________.


                                                   AVADO BRANDS, INC.


                                                   _________________________
                                                   Tom E. DuPree, Jr.
                                                   Chief Executive Officer and
                                                   Chairman of the Board